Exhibit 99.1

Century Announces the Curtailment of Ravenswood, WV Smelter

MONTEREY, CA. February 4, 2009 -- Century Aluminum of West Virginia, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX), today announced its intention to conclude the orderly curtailment of the remaining plant operations at its Ravenswood, WV aluminum smelter by February 20. On December 17, pursuant to the Federal Worker Adjustment and Retraining Notification Act (WARN), the company informed employees of the possibility of curtailment of the entire plant at the end of a 60 day period; it also began the immediate, orderly curtailment of one of the plant’s four potlines.

The WARN notice specified that plant operations would be curtailed unless the selling price for aluminum stabilized  and the company was able to reduce costs materially and thus reduce the monthly cash losses it has been experiencing.

The Ravenswood smelter, which was constructed in 1957, employs 679 men and women and produces 170,000 tonnes annually at full capacity. The orderly curtailment of the plant’s remaining three potlines will begin immediately and will be completed by February 20. The plant will be carefully maintained to allow for the possibility of reopening, if justified by market conditions. Layoffs for the majority of the plant’s remaining 651 employees are expected to be completed by February 20.

“We deeply regret the impact of this action on our loyal employees and on the surrounding communities,” said Ravenswood plant manager Jim Chapman. “The Ravenswood smelter has been an integral part of western West Virginia’s economy and culture for over 50 years. This action, while unfortunate, was not taken lightly.”

Century president and chief executive officer Logan Kruger added, “We would like to express our sincere appreciation for the extraordinary efforts of Governor Joe Manchin, Senator Robert Byrd and Senator Jay Rockefeller, who did everything in their power to assist.  In addition, our employees, the Union, U.S. Representative Shelley Moore Capito, Mayors Harbert and Rader, our suppliers, customers and the entire community took significant steps on our behalf. All of our constituents have worked tirelessly over the past several weeks to find a solution to this global and local economic crisis. Regrettably, these discussions were overcome by the continuing deterioration of the aluminum market and the uncertain business environment.”

Century Aluminum Company, the parent of Century Aluminum of West Virginia, owns primary aluminum capacity in the United States and Iceland, as well as an interest in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

Cautionary Statement
This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Helga Gunnarsdottir, Director-Corporate Finance, NBI hf.
Astros Vidarsdottir, Senior Manager-Corporate Finance, NBI hf.

Contacts:

Mike Dildine (media)
831-642-9364

Shelly Lair (investors)
831-642-9357